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     KAMAN TO PHASE OUT OPERATIONS AT MOOSUP, CONN. FACILITY

     BLOOMFIELD, Connecticut (June 14, 2002) - Kaman Corporation
NASDAQ: KAMNA) today announced that it will phase out operations at Kaman Aerospace's Moosup, Connecticut manufacturing plant over the next 12-18 months and expects to close the facility by the end of 2003.

     Closing the facility will result in the elimination of approximately 300 positions in Moosup. The majority of these positions will not be eliminated until 2003. Work currently performed in Moosup and the majority of the Moosup positions will be relocated to other Kaman facilities. Current employees whose jobs are being relocated will be considered for employment in the other Kaman facilities. The company also said that all helicopter-related operations, including engineering, final assembly, integration and flight test activities will remain in Connecticut.

     "We believe this difficult action is essential to improve operating performance and achieve a level of costs sufficiently competitive for future growth," said Paul R. Kuhn, CEO. "The Moosup plant is the company's oldest and least efficient facility. As Kaman's aerostructures and helicopter subcontract and advanced technology businesses expand, the company must realign its manufacturing capacity to support those portions of the business which are growing."

     "We have spoken to our Moosup employees and we are committed to working with them closely to help them through this transition," said Kuhn. "We have also been meeting with local and State officials to assure them that we will take a lead role in seeking a productive re-use for the Moosup facility."

     Separately, the company plans additional non-Moosup workforce reductions at Kaman Aerospace of approximately 90 positions. Those reductions result from changing business conditions, primarily a decline in revenue from prime helicopter contracts, and will be completed over the next six months.

     The financial impact of the Moosup plant phase-out is currently being determined. The company is also in the process of reviewing its helicopter programs and expects to record material adjustments in the second quarter from these programs. The details of all these adjustments, a significant portion of which are anticipated to be non cash, are expected to be finally determined by the time of the announcement of the company's second quarter results.








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Kaman Corp., headquartered in Bloomfield, Connecticut,
conducts business in the aerospace, industrial distribution and music distribution markets.

Forward-Looking Statements

This press release contains forward-looking information relating to the corporation's business and prospects, including plans of the corporation with respect to the phase-out of its Moosup, Connecticut manufacturing plant, work force reductions at Kaman Aerospace, plans for additional adjustments relating to the corporation's helicopter programs and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. These uncertainties include, but are not limited to, the aggregate impact of all such developments and adjustments, when finally determined, on operating results of the corporation for its second quarter and the current year.

There are many other uncertainties which may affect the business and operating results of the corporation generally which are discussed in greater detail in the corporation's Annual Report on Form 10-K for 2001 and subsequent Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, both as filed with and available for inspection at offices of the Securities and Exchange Commission. Any forward-looking information should be considered with these factors in mind.

                                ###
Contact:
Russell H. Jones
(860) 243- 6307





















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